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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Learn2.com, Inc. (formerly known as 7th Level, Inc.):

    We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

    Our reports dated January 30, 1998 contain explanatory paragraphs that state that Learn2.com, Inc. (formerly known as 7th Level, Inc.) has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about Learn2.com, Inc.'s (formerly known as 7th Level, Inc.) ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

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                                                                /s/ KPMG LLP
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                                                                  KPMG LLP
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Dallas, Texas
July 16, 1999